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                                                                     Exhibit 4.6


                             AMENDMENT NUMBER ONE
                                     TO THE
                          TECHNOLOGY SOLUTIONS COMPANY
                       1995 EMPLOYEE STOCK PURCHASE PLAN
                    (As Amended and Restated March 24, 2000)


          WHEREAS, Technology Solutions Company (the "Company") has heretofore adopted and maintains the Technology Solutions Company 1995 Employee Stock Purchase Plan (the "Plan"), an employee stock purchase plan within the meaning of section 423 of the Internal Revenue Code of 1986, as amended (the "Code");

          WHEREAS, the Company amended and restated the Plan effective March 24, 2000; and

          WHEREAS, the Company desires to further amend the Plan for the purposes of (i) incorporating certain prior amendments that were inadvertently omitted from the amendment and restatement of the Plan on March 24, 2000 and
(ii) restricting the right of Plan participants from withdrawing shares of stock for a period of time after they are purchased under the Plan in order to make it administratively possible for the Company to claim a deduction from its federal income tax with respect to shares that are sold during such period.

          NOW, THEREFORE, pursuant to the power of amendment contained in
Section 9(c) of the Plan, the Plan is hereby amended as follows:

          1. Effective as of March 24, 2000, Section 1 of the Plan is amended by inserting the words "and Predecessor Companies" following the words "Subsidiary Companies," where such term appears in the last sentence thereof.
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          2. Effective as of March 24, 2000, Section 5(a)(i) of the Plan is
hereby amended by deleting the last sentence thereof, and inserting the following sentence in lieu thereof:

     The amount of each payroll deduction specified in an Authorization for each such payroll period shall be a whole percentage amount or a whole dollar amount, as determined by the Committee, in either case not to exceed 15%, or such lesser percentage as may be determined by the Committee, of the Participant's current regular wage, commissions, or salary (before withholding or other deductions) paid to him or her by any of the Participating Companies.

          3. Effective as of the first day of the first Purchase Period (as defined in the Plan) beginning after the date hereof, Section 7(a) of the Plan is hereby amended by deleting the last sentence thereof and inserting the following sentence in lieu thereof:

     A Participant may request a certificate for, or an electronic transfer of, any or all of the shares of Common Stock held for his or her benefit, in accordance with procedures established by the Company, but only if such shares have been held for a period of at least two years since the first day of the Purchase Period immediately preceding the date such shares were purchased by the Participant.

          4. Effective as of the first day of the first Purchase Period beginning after the date hereof, Section 8(a) of the Plan is hereby amended by deleting the third sentence thereof and inserting the following sentence in lieu thereof:

     At any time after such termination, the Participant may request delivery to such Participant of one or more certificates for, or may request an electronic transfer of, the number of whole shares of Common Stock held for his or her benefit, and the cash equivalent for any fractional shares so held, but only if such shares have been held for a period of at least two years since the first day of the Purchase Period immediately preceding the date such shares were purchased by the Participant.

          5. Effective as of March 24, 2000, Section 15 of the Plan is amended by adding the following subsection (f) thereof:
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     The term "Predecessor Companies" shall mean all corporations that are acquired by the Company by means of a purchase of stock or assets of such corporations, or a merger between the Company or any Subsidiary Companies, in connection with which the employees of the acquired corporations become employees of the Company or any Subsidiary Company.